Exhibit 99.1

Diodes Incorporated Announces Retirement of Chairman Dr. Keh-Shew Lu and Election of Angie Chen Button as Chairwoman of the Board

Plano, Texas – May 12, 2026 -- Diodes Incorporated (Diodes) (Nasdaq: DIOD) today announced that Dr. Keh-Shew Lu has retired as Chairman of the Board of Directors, effective immediately, following more than 25 years of distinguished service to the Company. The Board of Directors has elected Ms. Angie Chen Button to serve as Chairwoman of the Board.

Retirement of Dr. Keh-Shew Lu

Dr. Lu joined Diodes in June 2005, when the Company had annual revenue of approximately $215 million. Over the course of his tenure, Dr. Lu played a central role in scaling the business by more than 500%, establishing Diodes as a leading, multibillion-dollar semiconductor company. Under his leadership, the Company successfully completed ten strategic acquisitions, navigated multiple industry cycles, including a global pandemic, and maintained a record of consistent profitability now spanning 34 consecutive years.

“Dr. Lu’s contributions to Diodes over the past two decades have shaped this Company in lasting ways,” stated Gary Yu, CEO and President of Diodes Incorporated. “On behalf of the entire Board and our global workforce, we extend our deepest gratitude to Dr. Lu for his exceptional service and leadership.”

Election of Angie Chen Button as Chairwoman

Following Dr. Lu’s retirement, the Board has elected Ms. Angie Chen Button as Chairwoman of the Board. Ms. Button joined the Diodes Board in April 2021 as an independent director and has served as Lead Director since May 2023, during which time she has helped strengthen independent Board oversight, facilitated effective communication between independent directors and management, and advanced the Board’s focus on strategic priorities and long-term value creation. She previously served as Chair of both the Governance and Stockholder Relations Committee and the Compensation Committee.

Ms. Button brings a unique combination of industry, financial, and public-sector experience to the role. She has served in the Texas House of Representatives since 2009 and currently chairs the Trade, Workforce, and Economic Development Committee. Her legislative career has included leadership of multiple key committees as well as service on budget and taxation committees. She has been recognized as a “Top 10 Best Legislator” by Texas Monthly in both 2021 and 2023 and has received several distinguished leadership awards.

Earlier in her career, Ms. Button spent over 30 years at Texas Instruments in roles spanning audit, finance, procurement, business development, and international marketing. She has also brought valuable governance experience through her service on the Audit Committee of the Dallas Area Rapid Transit Board.

“It is a privilege to assume the role of Chairwoman of Diodes,” said Ms. Button. “I am committed to building on the Company’s strong track record of execution by working collaboratively with the Board and leadership team to support continued growth, innovation and long-term value creation.”

Mr. Yu further commented, “I’ve had the privilege of working closely with Angie and have seen firsthand her thoughtful leadership and strong commitment to the Company. Her deep semiconductor industry background, combined with her extensive legislative and governance experience, makes her exceptionally well positioned to lead our Board as we continue to execute our strategy and drive continued revenue and earnings growth.”

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), delivers high-quality semiconductor products to the world’s leading companies in the automotive, industrial, computing, consumer electronics, and communications markets. We leverage our expanded product portfolio of analog and power solutions combined with a flexible hybrid manufacturing model that meet customers’ needs. Our broad range of application-specific products, delivered through a total solutions sales approach and supported by global operations including engineering, testing, manufacturing, and customer service, enable us to be a premier provider for high-growth markets. For more information, visit www.diodes.com.

The Diodes logo is a registered trademark of Diodes Incorporated in the United States and other countries.

© 2026 Diodes Incorporated. All Rights Reserved.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Gurmeet Dhaliwal	Leanne Sievers
Vice President, Corporate Marketing & IR	President, Investor Relations
P: 408-232-9003	P: 949-224-3874
E: Gurmeet_Dhaliwal@diodes.com	E: lsievers@sheltongroup.com